EXHIBIT 99.1

June 16, 2015

SVM Capital Joins Manifold Partners

Manifold Partners, a San Francisco-based multi-strategy portfolio management firm specializing in quantitative investment methodologies, announced today that SVM Capital has joined as a partner. This new collaboration will be known as Manifold Vector.

SVM Capital specializes in the application of an artificial intelligence technique known as a ‘support vector machine’ (SVM) to investment strategies. SVM Capital has developed mathematical algorithms to rank-order S&P 500 stocks to determine investment desirability, including long and short equity positions. Importantly, only fundamental corporate data is analyzed, which Manifold Partners believes to be unique in the quantitative investment field. This technology is an outgrowth of the machine learning techniques created by SVM Capital’s parent, Health Discovery Corp., in developing mathematical algorithms for medical diagnostics.

“We seek tested science that has not yet been applied to portfolio management,” said Jim Creighton, CIO of Manifold Partners. “Support Vector mathematical techniques have been applied successfully elsewhere and we believe the new team’s ability to adapt this to dynamic stock prices is an important advance in the science.”

Creighton continued, “The SVM Capital results we have tested are uncorrelated with other methods, market indices, and factor exposures. The Manifold Vector portfolio is a key element in Manifold’s growing set of innovative investment methodologies. SVM Capital’s proprietary technology and methods promise to improve investment outcomes as new fundamental data is used to build a large proprietary dataset from which to draw portfolios.”

Dr. Mark Moore, Ph.D., the head of the Manifold Vector team, commented, “Support vector machine approaches have proven useful in myriad applications, from medical diagnostics to differentiation of very large classes of ‘big data’. For over five years we have been studying the application of these techniques to U.S. equity portfolios and we believe our partnership with Manifold will permit our team to continue to build new and effective algorithm suites for a wide variety of investment applications.”

Dr. Moore and Dr. Hong Zhang, along with Manifold Partners researchers, will comprise the Manifold Vector team.

•	Dr. Moore earned his B.A. in Science and Philosophy from Florida Atlantic University and his Ph.D. in Mathematical Logic and Philosophy from the University of Tennessee. He led Moore & Associates from 1979 to 1984, co-founded Codeworks Corporation in 1987, and was a General Partner of the $11 billion Millennium Partners Hedge Fund from 1988 to 1992, among other accomplishments.

•	Dr. Zhang has a B.S. in Computer Science from Fudan University and an M.S.E.E. as well as an M.A. and a Ph.D. from the University of Pittsburgh in Mathematics. He taught Mathematical Sciences at Purdue University from 1989 to 1996, served as a Research Scientist for a number of medical diagnostic firms, and teaches Computer Science and serves as Department Head of Computer Science and Information Technology at Armstrong State University.

“We are excited to bring new science to tough problems for the benefit of our investors,” said Donald H. Putnam, CEO of Manifold Partners. “We expect to launch Manifold Vector portfolios for our institutional and fund clients by the end of the year.”

The new SVM Capital team is the third at Manifold Partners, which was launched in 2013 by Grail Partners and the Cluster Analysis team from Creighton Capital. In 2014, Dr. Simon Nocera and his team from Lumen Partners joined Manifold to establish a Global Macro Value Team.